DEPARTURE OF MARK J. O’NEILL, CHIEF TECHNOLOGY OFFICER OF ENTECH® SOLAR, INC.

Fort Worth, Texas (10-31-2011) – PR Newswire – Entech® Solar, Inc. (OTCBB:ENSL.OB)
Mark O’Neill, Chief Technology Officer of Entech® Solar Inc., and inventor of its patented IP, is leaving the company effective 11/11/2011. He has graciously agreed to be available as a consultant to the company.  This will be a great benefit to Entech Solar.

Mark’s inventions, particularly the invention of the collimating skylight, have laid the foundation for the company’s prospects going forward. We are grateful for his tremendous contributions in the field of solar optics and for his relentless focus on making science-based cost-effective products.

David Gelbaum, CEO, said “Mark O’Neill is the smartest person I’ve met in the field of solar optics.  He wields the Second Law of Thermodynamics like a sword.  If there was such a prize and I could do so, I would nominate him for the Nobel Prize in Solar Optics.”

Contact:

ir@entechsolar.com